Exhibit 99.1

FOR IMMEDIATE RELEASE
Date: October 23, 2014

For Further Information Contact:
Donald E. Gibson
President and Chief Executive Officer
(518) 943-2600
donaldg@tbogc.com

GREENE COUNTY BANCORP, INC.
ANNOUNCES QUARTERLY CASH DIVIDEND

Catskill, NY – October 23, 2014. Greene County Bancorp, Inc. (NASDAQ-GCBC) today announced that its Board of Directors has approved the continuation of the Company’s regular quarterly cash dividend of $0.18 per share, reflecting an annual cash dividend rate of $0.72 per share.

The cash dividend for the quarter ended September 30, 2014 will be paid to shareholders of record as of November 14, 2014, and is expected to be paid on or about November 28, 2014.

The Company is the majority-owned subsidiary of Greene County Bancorp, MHC (the “MHC”), a federal mutual holding company, which owns 54.7% of the Company’s outstanding common shares. The MHC is waiving its receipt of this dividend. The MHC received the approval of its members (depositors of The Bank of Greene County) and the non-objection of the Federal Reserve Bank of Philadelphia, to waive the MHC’s receipt of quarterly cash dividends aggregating up to $0.80 per share to be declared by the Company for the four quarters ending December 31, 2014.

*            *            *

Greene County Bancorp, Inc. is the direct and indirect holding company, respectively, for The Bank of Greene County, a federally chartered savings bank, and Greene County Commercial Bank, a New York-chartered commercial bank, both headquartered in Catskill, New York. The Banks serve the market area currently concentrated around the areas within the Hudson Valley Region of New York.

(END)